OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                           505 Park Avenue
                          New York, NY 10022
                             212 753 7200


                                  June 28, 1996






Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

                  Re:      GST Telecommunications, Inc. -
                           Registration Statement on Form S-8
                           ----------------------------------

Gentlemen:

     Reference is made to the Registration Statement on Form S-8 filed the date hereof with the Securities and Exchange Commission (the "Registration Statement") by GST Telecommunications, Inc., a federally chartered Canadian corporation (the "Company"). The Registration Statement relates to an aggregate of 2,200,000 Common Shares without par value of the Company (the "Shares"), consisting of (i) 1,000,000 Shares to be issued and sold by the Company in accordance with the Company's 1995 Stock Option Plan, as amended (the "1995 Plan"), (ii) 400,000 Shares to be issued and sold by the Company in accordance with the Company's 1996 Stock Option Plan (the "1996 Option Plan"), (iii) 500,000 Shares to be issued to employees of the Company upon purchase from the Company pursuant to the Company's 1996 Employee Stock Purchase Plan (together with the 1995 Plan and the 1996 Option Plan, the "Plans"), and (iv) 300,000 Shares to be issued to Stephen Irwin, the Company's Vice Chairman of the Board and Secretary, upon exercise of a warrant dated as of October 1, 1995 (the "Warrant").

     We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Articles of Incorporation and By-laws of the Company, each as amended to date, minutes of meetings of the Board of Directors and shareholders of the Company, the Plans, the Warrant and such other documents, instruments and certificates of officers and representatives of the Company and public officials, and we have made such examination of the law, as we have deemed appropriate as



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OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP

Securities and Exchange Commission
June 28, 1996
Page -2-


the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Plans and the Warrant, will be duly and validly issued, fully paid and non-assessable.

     We are members of the Bar of the State of New York and, except as stated below, we express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America. With respect to the opinion set forth above, we have relied exclusively upon the opinion of O'Neill & Company, an association of independent law corporations, Vancouver, British Columbia.

     We advise you that Stephen Irwin, the Vice Chairman of the Board and Secretary of the Company, is of counsel to this firm. Mr. Irwin owns 54,545 Common Shares of the Company and options and warrants to purchase an aggregate of 615,000 Shares, the resale of 415,000 of which Shares is being registered pursuant to the Registration Statement. In addition, other attorneys of this firm hold options to purchase Common Shares.

     We consent to the reference to this firm under the caption "Legal Matters" in the resale prospectus contemplated by the rules and regulations under the Securities Act of 1933, as amended.



                                     Very truly yours,


                                     /S/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                     ------------------------------------------
                                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP